Exhibit 99.1

FINANCIAL
RELATIONS BOARD

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info:	Marilynn Meek (212) 827-3773
Senior Vice President of Finance	Investor Info:	Susan Garland (212) 827-3775
COMFORCE Corporation
(516) 437-3300
bende@comforce.com
FOR IMMEDIATE RELEASE
July 18, 2006

COMFORCE CORPORATION ANNOUNCES
AMENDMENT OF BANK CREDIT FACILITY, SENIOR NOTE REDEMPTION

Woodbury, NY - July 18, 2006-- COMFORCE Corporation (ASE: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported that it has entered into an amendment of its revolving credit facility agented by PNC Bank and has sent a notice of partial redemption in order to redeem $21,420,000 principal amount of the 12% Senior Notes due December 1, 2007. The amendments to the credit facility include:

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increasing the maximum borrowing availability under the facility from the prior limits of $85.0 million based generally upon 85% of eligible accounts receivable to $110.0 million based generally upon 87% of eligible accounts receivable, and

•	extending the maturity date by three years and one month to July 24, 2010, subject to completing the extension of the Senior Notes.
COMFORCE expects to utilize loan proceeds under the credit facility to effect this partial redemption of its Senior Notes on the scheduled redemption date of August 16, 2006. Only Senior Notes held by holders who declined to consent to an extension of the maturity date of the Senior Notes by three years (until December 1, 2010) are being redeemed. The holders of the remaining $22,890,000 aggregate principal amount of Senior Notes have consented to this extension of the maturity date. COMFORCE intends to extend the maturity date of the Senior Notes effective upon completion of the partial redemption.

COMMENTS FROM MANAGEMENT
“We are extremely pleased to have completed this amendment to our credit facility,” said John Fanning, Chairman and Chief Executive Officer of COMFORCE. “The increased borrowing availability under the credit facility will enable us to continue our strategic initiatives to further grow our business.”

Mr. Fanning continued, “Subject to satisfying all conditions under the facility, we intend to use these proceeds to redeem $21,420,000 principal amount of Senior Notes. When the redemption is completed, our public debt will stand at $22.9 million, down approximately $115.9 million from $138.8 million as of June 2000. We have worked hard to achieve these results and I commend our executive team in attaining significant savings in our interest expense and improving our capital structure.

“Furthermore, extending the Senior Notes will enable us to both avoid debt refinancing costs and to continue our relationships with some of our most supportive investors.”

-More-

About COMFORCE
COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces. We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support services, technical and engineering, information technology, telecommunications and other staffing needs. We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO UnlimitedSM subsidiary. The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services. The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies. COMFORCE has thirty-six (36) offices nationwide.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management, that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements. Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

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unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

•	increases in the costs of complying with the complex federal, state and foreign laws and regulations in which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

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in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

-More-

•	the necessity of writing off goodwill in future periods;

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as a result of covenants and restrictions in the documents governing the Senior Notes, the PNC Credit Facility or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value; or

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any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 25, 2005 (a copy of which may be accessed through www.sec.gov or ).

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